Exhibit 10.5

[LOGO OF GENESIS MICROCHIP]

February 15, 2000

Anders Frisk

2139 Sharon Rd.

Menlo Park, CA 94025

Dear Anders:

We are pleased to offer you employment with Genesis Microchip Inc. as the Vice President of Marketing, with a start date tentatively set for Thursday, February 17, 2000. You will be reporting to myself. The terms of our offer are outlined below:

–	Starting salary of $16,666 per month is payable bi-weekly in arrears by direct deposit. Your performance will be reviewed after April, 2001.
–	The company will grant you, subsequent to the commencement of your employment and subject to approval by the Company’s Board of Directors, 65,000 non-qualified stock options. 50% of these options will vest and will be exercisable at the end of the first full 12 months of your employment with the Company. The remaining 50% will vest and will be exercisable in equal monthly increments during the second year of your employment. All the above non-qualified stock options will be subject to any future stock splits. In addition, you will be granted another 65,000 options under the Company’s 1997 employee stock option plan, with a 4 year vesting. The strike price for both grants will be set at fair market value at closing the day before your hire date. You will be eligible for future stock option grants based upon your performance and in such manner as determined solely by the Company’s Board of Directors.
–	At least 50% of all the shares granted herewith will vest completely upon a sale or a merger of the Company, in which the Company’s shareholders do not control more than 50% of the voting equity.
–	A $100,000 hiring bonus, to be paid no later than three months after your start date.
–	In the event of involuntary termination of your employment with the Company for any reason other than just cause, the Company will provide you with a one-time severance payment equal to one year of your then current annual salary rate.
–	A $300 per month car allowance.
–	Enrollment in our bonus plan on a pro-rated basis for the fiscal year commencing April 2000, and any bonus plans in effect going forward.

[LOGO OF GENESIS MICROCHIP]	Anders Frisk February 15, 2000 Page 2 of 2

–	You will be entitled to participate in our extensive group benefits plan immediately upon employment. This plan encompasses Medical Coverage, Prescription Drug Coverage, Dental Coverage, Group Life Insurance, Accidental Death and Dismemberment, Short Term Disability, Long Term Disability and Vision Care Coverage, 401(k) Plan and Cafeteria Plan.
–	The Company will permit you to continue to provide consulting services to your current employer for three weeks after your first day of employment with Genesis Microchip.
–	Company policy on vacation for this position is 15 days per year, based on an anniversary year. You are also entitled to 10 sick days in a calendar year, as well as personal time.

One of the conditions of employment is that you sign a Confidentiality Agreement. We would ask that you sign it upon your commencement of your employment.

You will be eligible to participate in our Employee Stock Purchase Plan effective July 1, 2000. This plan is open to employees to join at the beginning of a 6 month period, the next one being July 1, 2000. Details of the plan will be discussed with you on your first day.

Please acknowledge receipt of this letter and acceptance of its content by signing it and returning it to me.

Sincerely,

/s/    AMNON FISHER

Amnon Fisher

President and COO

Accepted:

/s/ ANDERS FRISK	2/15/2000
Anders Frisk	Date